                                                                     EXHIBIT 4.4

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

WARRANT NO.  ___


                        WARRANT TO PURCHASE A MAXIMUM OF
                    ___________ SHARES OF THE COMMON STOCK OF
                       GREYSTONE TECHNOLOGY, INCORPORATED
                           (VOID AFTER ______________)

        This certifies that _____________, or his assigns (the "Holder"), for value received, is entitled to purchase, pursuant to this Warrant, from GREYSTONE TECHNOLOGY, INCORPORATED, a California corporation (the "Company"), having a place of business at 4950 Murphy Canyon Road, San Diego, California, 92123, up to a maximum of ___________ fully paid and nonassessable shares of the Company's Common Stock (the "Stock") for cash at a price of $_______ per share (the "Stock Purchase Price") at any time or from time to time up to and including 5:00 p.m. (Pacific time) on the date that is ________ years from ____________________ (the "Expiration Date") upon surrender to the Company at its principal office (or at such other location as the Company may advise the Holder in writing) of this Warrant properly endorsed with the Form of Subscription attached hereto duly filled in and signed and upon payment in cash or by check of the aggregate Stock Purchase Price for the number of shares for which this Warrant is being exercised determined in accordance with the provisions hereof. The Stock Purchase Price and the number of shares purchasable hereunder are subject to adjustment as provided in Section 3 of this Warrant.

        This Warrant is subject to the following terms and conditions:

        1. Exercise; Issuance of Certificates; Payment for Shares. This Warrant shall vest and shall be exercisable at the option of the holder of record hereof ______________________________________. Once subject to purchase, the shares of the Stock subject to this Options shall remain subject to purchase up to the Expiration Date for all or any part of the shares of Stock (but not for a fraction of a share). Seller agrees that the shares of Stock purchased under this Warrant shall be and are deemed to be issued to the Holder hereof as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered, properly endorsed, the completed, executed Form of Subscription delivered and payment made for such shares. Certificates for the shares of Stock so purchased, together with any other securities or property to which the Holder hereof is entitled upon such exercise, shall be delivered to the Holder hereof by Seller at Seller's expense within a reasonable time after the rights represented by this Warrant have been so exercised. In case of a purchase of less than all the shares which may be purchased under this Warrant, Seller shall cancel this Warrant and execute and deliver a new Warrant or Warrants of like tenor for the balance of the shares purchasable under the Warrant surrendered upon such purchase to the Holder hereof within a reasonable time. Each stock certificate so delivered shall be in such denominations of Stock as may be requested by the Holder hereof and shall be registered in the name of such Holder. The minimum number of shares of Stock which Holder may exercise at any time is 1000 shares.

        2. Shares to be Fully Paid; Reservation of Shares. The Company covenants and agrees that all shares of Stock which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and free from all preemptive rights of any shareholder and free of all taxes, liens and charges with respect to the issue thereof. The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved, for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this Warrant, a sufficient number of shares of authorized but unissued Stock, or other securities and property, when and as required to provide for the exercise of the rights represented by this Warrant. The Company will take all such action as may be necessary to assure that such shares of Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any domestic securities exchange upon which the Stock may be listed; provided, however, that the Company shall not be required to effect a registration under Federal or State securities laws with respect to such exercise. The Company will not take any action which would result in any adjustment of the Stock Purchase Price (as defined in Section 3 hereof) if the total number of shares of Stock issuable after such action upon exercise of all outstanding warrants, together with all shares of Stock then issuable upon exercise of all options and upon the conversion of all convertible securities then outstanding, would exceed the total number of shares of Stock then authorized by the Company's Articles of Incorporation.

        3. Adjustment of Stock Purchase Price and Number of Shares. The Stock Purchase Price and the number of shares purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 3. Upon each adjustment of the Stock Purchase Price, the Holder of this Warrant shall thereafter be entitled to purchase, at the Stock Purchase Price resulting from such adjustment, the number of shares obtained by multiplying the Stock Purchase Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment, and dividing the product thereof by the Stock Purchase Price resulting from such adjustment.

           3.1 Subdivision or Combination of Stock. In case the Company shall at any time subdivide its outstanding shares of Stock into a greater number of shares, the Stock Purchase Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Stock of the Company shall be combined into a smaller number of shares, the Stock Purchase Price in effect immediately prior to such combination shall be proportionately increased.

           3.2 Dividends in Stock, Other Stock, Property, Reclassification. If at any time or from time to time the Holders of Stock (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received or become entitled to receive, without payment therefor,

               (A) Stock or any shares of stock or other securities which are at any time directly or indirectly convertible into or exchangeable for Stock, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution, or

               (B) Stock or additional stock or other securities or property (including cash) by way of spin-off, split-up, reclassification, combination of shares or similar corporate rearrangement, (other than shares of Stock issued as a stock split, adjustments in respect of which shall be covered by the terms of
Section 3.1 above), then and in each such case, the Holder hereof shall, upon the exercise of this Warrant, be entitled to receive, in addition to the number of shares of Stock receivable thereupon, and without payment of any additional consideration therefor, the amount of stock and other securities and property which such Holder would hold on the date of such exercise had he been the holder of record of such Stock as of the date on which holders of Stock received or became entitled to receive such shares or all other additional stock and other securities and property.

           3.3 Reorganization, Reclassification, Consolidation, Merger or Sale. If any capital reorganization of the capital stock of the Company, or any consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Stock shall be entitled to receive stock, securities, or other assets or property, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provisions shall be made whereby the holder hereof shall thereafter have the right to purchase and receive (in lieu of the shares of the Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby) such shares of stock, securities or other assets or property as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Stock equal to the number of shares of such stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby. In any reorganization described above, appropriate provision shall be made with respect to the rights and interests of the Holder of this Warrant to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Stock Purchase Price and of the number of shares purchasable and receivable upon the exercise of this Warrant) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof.

           3.4 Notice of Adjustment. Upon any adjustment of the Stock Purchase Price or any increase or decrease in the number of shares purchasable upon the exercise of this Warrant, the Company shall give written notice thereof, by first class mail, postage prepaid, addressed to the registered Holder of this Warrant at the address of such Holder as shown on the books of the Company. The notice shall be signed by the Company's chief financial officer and shall state the Stock Purchase Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

           3.5 Other Notices. If at any time:

               (1) the Company shall declare any cash dividend upon its Common Stock;

               (2) the Company shall declare any dividend upon its Common Stock payable in stock or make any special dividend or other distribution to the holders of its Common Stock;

               (3) the Company shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

               (4) there shall be any capital reorganization or reclassification of the capital stock of the Company; or consolidation or merger of the Company with, or sale of all or substantially all of its assets to, another corporation; or

               (5) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then, in any one or more of said cases, the Company shall give, by first class mail, postage prepaid, addressed to the Holder of this Warrant at the address of such Holder as shown on the books of the Company, (a) at least 20 days' prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, at least 20 days' prior written notice of the date when the same shall take place; provided, however, that the Holder shall make a best efforts attempt to respond to such notice as early as possible after the receipt thereof. Any notice given in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto. Any notice given in accordance with the foregoing clause (b) shall also specify the date on which the holders of Stock shall be entitled to exchange their Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding-up or conversion, as the case may be.

           3.6 Certain Events. If any change in the outstanding Common Stock of the Company or any other event occurs as to which the other provisions of this
Section 3 are not strictly applicable or if strictly applicable would not fairly protect the purchase rights of the Holder of the Warrant in accordance with such provisions, then the Board of Directors of the Company shall make an adjustment in the number and class of shares available under the Warrant, the Stock Purchase Price or the application of such provisions, so as to protect such purchase rights as aforesaid. The adjustment shall be such as will give the Holder of the Warrant upon exercise for the same aggregate Stock Purchase Price the total number, class and kind of shares as he would have owned had the Warrant been exercised prior to the event and had he continued to hold such shares until after the event requiring adjustment.

        4. Company Registration.

           4.1(a) If, at any time or from time to time, the Company shall determine to register any of its securities pursuant to the Act, either for its own account or the account of a security holder or holders exercising their respective registration rights, other than a registration relating solely to employee benefit plans on Form S-8 or similar forms which may be promulgated in the future or a registration on Form S-4 or similar forms which may be promulgated in the future relating solely to a Securities and Exchange Commission Rule 145 or similar transaction, the Company will (i) promptly give to each Holder written notice thereof and (ii) include in such registration (and any related qualification or other compliance under blue sky laws), and in any underwriting involved therein, all shares of Common Stock issued upon the exercise of this Warrant ("Registrable Securities") of such Holders as specified in a written request or requests made within 15 days after receipt of such written notice from the Company.

               (b) If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so indicate in the notice given pursuant to Section 4.1(a). In such event the right of any Holder to registration pursuant to this Section 4.1 shall be conditioned upon such Holder's agreeing to participate in such underwriting and in the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company or by other holders exercising any demand registration rights. Notwithstanding any other provision of this Section 4.1, if the underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the underwriter may exclude some or all Registrable Securities or other securities from such registration and underwriting (hereinafter an "Underwriter Cutback"). In the event of an Underwriter Cutback, the Company shall so advise all Holders and the other holders distributing their securities through such underwriting, and the number of Registrable Securities and other securities that may be included in the registration and underwriting shall be allocated among all holders thereof (including the Holders but excluding those holders who are exercising their demand registration rights) in proportion, as nearly as practicable, to the respective amounts of Common Stock of the Company (including shares issuable upon conversion of any shares of outstanding Preferred Stock) held by such holders at the time of filing the registration statement. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

           4.2 Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Sections 4.1 (exclusive of Selling Expenses but inclusive of the reasonable fees and expenses of one special counsel to the selling Holders), shall be borne by the Company.

           4.3 Registration Procedures. In the case of each registration, qualification or compliance effected by the Company pursuant to this Section 4, the Company will keep each Holder advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. At its expense the Company will:

               (a) Keep such registration, qualification or compliance effective for a period of 120 days or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever first occurs; and

               (b) Furnish such number of prospectuses and other documents incident thereto as a Holder from time to time may reasonably request.

        Notwithstanding any provision to the contrary in this Agreement, the Company shall not be required in connection with any registration pursuant to
Section 4.1 to qualify shares in any state or jurisdiction which requires the Company to qualify to do business or to file a general consent to service of process.

        4.4 Information by and to Holder. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as the Company may request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Section 4. The Company will furnish to the Holder such number of prospectuses or other documents incident to any registration referred to in this Section 4 as the Holder may from time to time reasonable request. Notwithstanding any other provision of this Warrant, the Company shall not be required to file a registration statement to allow trading of this Warrant.

        4.5 Termination of Registration Rights. The registration rights granted pursuant to this Section 1 shall terminate (i) upon the fifth anniversary of the effective date of the first registration statement filed by the Company covering an underwritten offering of its securities to the general public or (ii) as to any individual Holder, at such time after the Company's initial registered public offering as all Registrable Securities held by such Holder can be sold without compliance with the registration requirements of the Securities Act pursuant to Rule 144 (including Rule 144(k)) promulgated thereunder.

        4.6 "Market Stand Off" Agreement. Each Shareholder hereby agrees that it shall not, to the extent requested by the Company and an underwriter of Common Stock (or other securities) of the Company, sell or otherwise transfer or dispose (other than to those who agree to be similarly bound) of any Registrable Securities during the one hundred eighty (180) day period following the effective date of a registration statement of the Company filed under the Securities Act; provided, however, that such agreement shall only be applicable to the first such registration statement of the Company which covers shares (or securities) to be sold on its behalf to the public in an underwritten offering.

        In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of the Shareholder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such one hundred eighty (180) day period.

        5. Issue Tax. The issuance of certificates for shares of Stock upon the exercise of the Warrant shall be made without charge to the Holder of the Warrant for any issue tax (other than any applicable income taxes) in respect thereof; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the then Holder of the Warrant being exercised.

        6. Closing of Books. The Company will at no time close its transfer books against the transfer of any warrant or of any shares of Stock issued or issuable upon the exercise of any warrant in any manner which interferes with the timely exercise of this Warrant.

        7. No Voting or Dividend Rights; Limitation of Liability. Nothing contained in this Warrant shall be construed as conferring upon the holder hereof the right to vote or to consent or to receive notice as a shareholder of the Company or any other matters or any rights whatsoever as a shareholder of the Company. No dividends or interest shall be payable or accrued in respect of this Warrant or the interest represented hereby or the shares purchasable hereunder until, and only to the extent that, this Warrant shall have been exercised. No provisions hereof, in the absence of affirmative action by the holder to purchase shares of Stock, and no mere enumeration herein of the rights or privileges of the holder hereof, shall give rise to any liability of such holder for the Stock Purchase Price or as a shareholder of the Company, whether such liability is asserted by the Company or by its creditors.

        8. Warrants Transferable. Subject to compliance with applicable federal and state securities laws, this Warrant and all rights hereunder are transferable, in whole or in portions not less than 10,000 shares, without charge to the holder hereof (except for transfer taxes), upon surrender of this Warrant properly endorsed. Each taker and holder of this Warrant, by taking or holding the same, consents and agrees that this Warrant, when endorsed in blank, shall be deemed negotiable, and that the holder hereof, when this Warrant shall have been so endorsed, may be treated by the Company, at the Company's option, and all other persons dealing with this Warrant as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented by this Warrant, or to the transfer hereof on the books of the Company any notice to the contrary notwithstanding; but until such transfer on such books, the Company may treat the registered owner hereof as the owner for all purposes.

        9. Modification and Waiver. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the Company and the Holder.

        10. Notices. Any notice, request or other document required or permitted to be given or delivered to the holder hereof or the Company shall be delivered or shall be sent by certified mail, postage prepaid, to each such holder at its address as shown on the books of the Company or to the Company at the address indicated therefor in the first paragraph of this Warrant or such other address as either may from time to time provide to the other.

        11. Binding Effect on Successors. This Warrant shall be binding upon any corporation succeeding the Company by merger, consolidation or acquisition of all or substantially all of the Company's assets. All of the obligations of the Company relating to the Stock issuable upon the exercise of this Warrant shall survive the exercise and termination of this Warrant. All of the covenants and agreements of the Company shall inure to the benefit of the successors and assigns of the holder hereof.

        12. Descriptive Headings and Governing Law. The description headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California.

        13. Lost Warrants. The Company represents and warrants to the Holder hereof that upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant, the Company, at its expense, will make and deliver a new Warrant, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant.

        14. Fractional Shares. No fractional shares shall be issued upon exercise of this Warrant. The Company shall, in lieu of issuing any fractional share, pay the holder entitled to such fraction a sum in cash equal to such fraction multiplied by the then effective Stock Purchase Price.

        IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its officers, thereunto duly authorized this ____ day of ____, 19__.



                                    GREYSTONE TECHNOLOGY, INCORPORATED
                                    a California corporation


                                    By:
                                       -----------------------------------------
                                            Richard A. Smith,
                                    Its:    Chief Executive Officer

EXHIBIT A

                                SUBSCRIPTION FORM

                                                  Date: _________________, 19___

GREYSTONE TECHNOLOGY, INCORPORATED
4950 Murphy Canyon Road
San Diego, CA  92123
Attn:  President

Gentlemen:

        The undersigned hereby elects to exercise the warrant number ____ issued to it by GREYSTONE TECHNOLOGY, INCORPORATED (the "Company") and dated __________, 1999 (the "Warrant") and to purchase thereunder
        __________________________________ shares of the Common Stock of the
        Company (the "Shares") at a purchase price of $____) per Share or an aggregate purchase price of __________________________________ Dollars
        ($__________) (the "Purchase Price").


        Pursuant to the terms of the Warrant the undersigned has delivered the Purchase Price herewith in full in cash or by certified check or wire transfer. The undersigned also makes the representations set forth on Exhibit B attached to the Warrant.


                                            Very truly yours,


                                            By:
                                               ---------------------------------
                                            Title:
                                                  ------------------------------

EXHIBIT B

                             TO WARRANT CERTIFICATE

THIS AGREEMENT MUST BE COMPLETED, SIGNED AND RETURNED TO GREYSTONE TECHNOLOGY, INCORPORATED ALONG WITH THE SUBSCRIPTION FORM BEFORE THE STOCK ISSUABLE UPON EXERCISE OF THE WARRANT CERTIFICATE NUMBER _____ DATED _______________ WILL BE ISSUED.


                         _____________________, 19_____


GREYSTONE TECHNOLOGY, INCORPORATED
4950 Murphy Canyon Road
San Diego, CA  92123
Attention:  President


        The undersigned, _________________________ ("Purchaser"), intends to acquire up to ______________ shares of the Common Stock (the "Stock") of GREYSTONE TECHNOLOGY, INCORPORATED (the "Company") from the Company pursuant to the exercise or conversion of a certain Warrant to purchase Stock held by Purchaser. The Stock will be issued to Purchaser in a transaction not involving a public offering and pursuant to an exemption from registration under the Securities Act of 1933, as amended (the "1933 Act") and applicable state securities laws. In connection with such purchase and in order to comply with the exemptions from registration relied upon by the Company, Purchaser represents, warrants and agrees as follows:

        Purchaser is acquiring the Stock for its own account, to hold for investment, and Purchaser shall not make any sale, transfer or other disposition of the Stock in violation of the 1933 Act or the General Rules and Regulations promulgated thereunder by the Securities and Exchange Commission (the "SEC") or in violation of any applicable state securities law.

        Purchaser has been advised that the Stock has not been registered under the 1933 Act or state securities laws on the ground that this transaction is exempt from registration, and that reliance by the Company on such exemptions is predicated in part on Purchaser's representations set forth in this letter.

        Purchaser has been informed that under the 1933 Act, the Stock must be held indefinitely unless it is subsequently registered under the 1933 Act or unless an exemption from such registration (such as Rule 144) is available with respect to any proposed transfer or disposition by Purchaser of the Stock. Purchaser further agrees that the Company may refuse to permit Purchaser to sell, transfer or dispose of the Stock (except as permitted under Rule 144) unless there is in effect a registration statement under the 1933 Act and any applicable state securities laws covering such transfer, or unless Purchaser furnishes an opinion of counsel reasonably satisfactory to counsel for the Company, to the effect that such registration is not required.

        Purchaser also understands and agrees that there will be placed on the certificate(s) for the Stock, or any substitutions therefor, a legend stating in substance:

               "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws. These shares have been acquired for investment and may not be sold or otherwise transferred in the absence of an effective registration statement for these shares under the Securities Act and applicable state securities laws, or an opinion of counsel satisfactory to the Company that registration is not required and that an applicable exemption is available."

        Purchaser has carefully read this letter and has discussed its requirements and other applicable limitations upon Purchaser's resale of the Stock with Purchaser's counsel.


                                            Very truly yours,

                                            Name of Purchaser:

                                            ------------------------------------

                                            By:
                                               ---------------------------------
                                            Title:
                                                  ------------------------------